Exhibit 10.1

August 27, 2024

Black Spade Acquisition II Co

Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among Black Spade Acquisition II Co, a Cayman Islands exempted company (the “Company”), and Clear Street LLC and J.V.B. Financial Group, LLC (the “Representatives”), as the representatives of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”) of 17,250,000 of the Company’s units (including up to 2,250,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A ordinary shares”), and one-third of one redeemable warrant (each, a “Warrant”). Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on The Nasdaq Stock Market LLC. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Black Spade Sponsor LLC II, a Cayman Islands limited liability company (the “Sponsor”), and the other undersigned persons (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1.    The Sponsor and each Insider agrees with the Company that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Shares owned by it, him or her in favor of any proposed Business Combination, including any related proposals, and (ii) not redeem any Shares owned by it, him or her in connection with such shareholder approval.

2.    The Sponsor and each Insider hereby agrees with the Company that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Public Offering), or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Class A ordinary shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of funds withdrawn for any permitted withdrawals (as defined in the Prospectus)), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agrees to not propose any amendment to the Company’s amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Public Offering) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of funds withdrawn for any permitted withdrawals), divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it. The Sponsor and each Insider hereby further waives, with respect to any Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Class A ordinary shares (although the Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination within 24 months from the closing of the Public Offering)).

3.    Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to, any Units, Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Class A ordinary shares or publicly announce an intention to effect any such transaction. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4.    In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other equityholders, members, directors or managers of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent public accountants) for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of the Offering Shares or (ii) such lesser amount per share of the Offering Shares held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn for any permitted withdrawals, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

5.    To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 2,250,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Initial Shareholders agree that they shall forfeit, at no cost, a number of Founder Shares, in the aggregate equal to 562,500 multiplied by a fraction, (i) the numerator of which is 2,250,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 2,250,000. Each of the Initial Shareholders agrees to forfeit such number of Founder Shares that is proportional to the number of Founder Shares they hold upon the consummation of the Public Offering.

All references in this Letter Agreement to Founder Shares of the Company being forfeited shall take effect as surrenders for no consideration of such Founder Shares as a matter of Cayman Islands law. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding Shares after the Public Offering. The Initial Shareholders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a capitalization or share repurchase or redemption or other appropriate mechanism, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the at 20.0% of the Company’s issued and outstanding Shares upon the consummation of the Public Offering. In connection with such increase or decrease in the size of the Public Offering, (A) the references to 2,250,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of Class A ordinary shares included in the Units issued in the Public Offering and (B) the reference to 562,500 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of Founder Shares that the Founder Shares would represent an aggregate of 20.0% of the Company’s issued and outstanding Shares after the Public Offering.

6.    The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9 of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.    (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer (as defined below) any Founder Shares (or Class A ordinary shares issuable upon conversion thereof) until the earlier of (A) six months after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date following the completion of the Company’s initial Business Combination on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or Class A ordinary shares issued or issuable upon the conversion or exercise of the Private Placement Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Warrants Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and Class A ordinary shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares, are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor or any affiliates of the Sponsor; (b) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of the Company’s Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of the Company’s liquidation prior to the Company’s completion of an initial Business Combination; (g) by virtue of the laws of Cayman Islands or the Sponsor’s constitutional document (if any), as amended from time to time, upon dissolution of the Sponsor; or (h) in the event of the Company’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination; provided, however, that, in the case of clauses (a) through (e) and (g), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidation distributions).

8.    The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company, if any (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. The Sponsor and each Insider’s questionnaire furnished to the Company, if any, is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9.    Except as disclosed in the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: (i) repayment of an aggregate of up to $250,000 in loans made to the Company by the Sponsor to cover offering-related and organizational expenses; (ii) repayment to the Sponsor or an affiliate of up to $20,000 per month for office space, utilities, secretarial and administrative support services provided to the Company; (iii) reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination; (iv) reimbursement reasonable out-of-pocket expenses incurred by the independent directors in connection with fulfilling their roles as directors; and (v) repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor, an affiliate of the Sponsor or any of the Company’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants at a price of $0.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

10.  The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer/and or director of the Company.

11.  As used herein, (i) “Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Shares” shall mean, collectively, the Class A ordinary shares and the Class B ordinary shares; (iii) “Founder Shares” shall mean the 4,312,500 Class B ordinary shares, par value $0.0001 per share, issued and outstanding immediately prior to the consummation of the Public Offering; (iv) “Initial Shareholders” shall mean the Sponsor and any Insider that holds Founder Shares; (v) “Private Placement Warrants” shall mean the Warrants to purchase up to 11,000,000 Class A ordinary shares of the Company (or 11,675,000 Class A ordinary shares if the over-allotment option is exercised in full) that the Sponsor has agreed to purchase for an aggregate purchase price of $5,500,000 in the aggregate (or $5,837,000 if the over-allotment option is exercised in full), or $0.50 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (vi) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (viii) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12.   This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Sponsor and each Insider that is the subject of any such change, amendment modification or waiver.

13.   No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and Permitted Transferees.

14.   Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and Permitted Transferees.

15.  This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of this Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

16.   This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17.   This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

18.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

19.  Each party hereto shall not be liable for any breaches or misrepresentations contained in this Letter Agreement by any other party to this Letter Agreement (including, for the avoidance of doubt, any Insider with respect to any other Insider), and no party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

20.   This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by January 1, 2025; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

Sincerely,

Black Spade Sponsor LLC II

By:	/s/ Chiu Yi Zoe Tse
Name: Chiu Yi Zoe Tse
Title: Manager

[Signature Page to Letter Agreement]

/s/ Chi Wai Dennis Tam
Chi Wai Dennis Tam

/s/ Shing Joe Kester Ng
Shing Joe Kester Ng

/s/ Richard Kirby Taylor
Richard Kirby Taylor

/s/ Russell William Galbut
Russell William Galbut

/s/ Robert Steven Moore
Robert Steven Moore

/s/ Po Yi Patsy Chan
Po Yi Patsy Chan

/s/ Wing Hong Sammy Hsieh
Wing Hong Sammy Hsieh

/s/ [Certain employees of the Sponsor]
[Certain employees of the Sponsor]

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

Black Spade Acquisition II Co

By:	/s/ Chi Wai Dennis Tam
Name: Chi Wai Dennis Tam
Title: Chairman & Co-CEO

[Signature Page to Letter Agreement]